EXHIBIT 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	ORDER TO
ATLANTIC SOUTHERN BANK	)	CEASE AND DESIST
MACON, GEORGIA	)
	)	FDIC-09-225b
(Insured State Nonmember Bank))
)

Atlantic Southern Bank, Macon, Georgia (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with a representative for the Legal Division of the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner (the “Commissioner”) for the State of Georgia, Department of Banking and Finance (the “Department”), dated September 8, 2009 whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Commissioner.  The Commissioner may issue an order to cease and desist pursuant to section 7-1-91 of the Official Code of Georgia Annotated, GA Code Ann. Section 7-1-91 (1985).

The FDIC and the Commissioner considered the matter and determined that they have reason to believe that the Bank has engaged in unsafe or unsound banking practices and has committed violations of law and/or regulations.  The FDIC and the Commissioner, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulation:

a)                                      operating with a board of directors (“Board”) that has failed to provide adequate supervision over and direction to the management of the Bank;

b)                                     operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

c)                                      operating with inadequate equity capital in relation to the volume and quality of assets held by the Bank;

d)                                     operating with a large volume of poor quality loans;

e)                                      following hazardous lending and lax collection policies and practices;

f)                                        operating in such a manner as to produce operating losses;

g)                                     operating with provisions for liquidity and funds management that need to be enhanced; and

h)                                     operating in violation of laws and/or regulations, and in contravention of statements of policy as more fully described on pages 10 through 14 of the Report of Examination of the Bank dated February 17, 2009 (“Report”).

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

BOARD OF DIRECTORS

1.                                       Beginning with the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

COMPLIANCE WITH ORDER

2.                                       Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER.  Three of the members of the Directors’ Committee shall not be officers of the Bank.  The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER.  The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting.  Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records.  Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

3.                                       (a)                                  Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management.  Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Management shall include a chief executive officer, senior lending officer, and chief financial officer.  All three management officials shall have an appropriate level of experience and expertise that is needed to perform his or her duties.  Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

(b)                                 The qualifications of management shall be assessed on its ability to:

(i)                                     Comply with the requirements of this ORDER;

(ii)                                  Operate the Bank in a safe and sound manner;

(iii)                               Comply with applicable laws and regulations; and

(iv)                              Restore all aspects of the Bank to a safe and sound condition, including asset quality, earnings, capital adequacy, earnings, management effectiveness, risk management, liquidity, and sensitivity to market risk.

(c)                                  During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner (collectively, “Supervisory Authorities”) in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer, as that term is defined in section 303.102 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.102.  The notification should include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 30 days before such addition or employment is intended to become effective.  If the Regional Director issues a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. § 1831i, with respect to any proposed individual, then such individual may not be added or employed by the Bank.

CAPITAL

4.                                       (a)                                  Within 90 days from the effective date of this ORDER, the Bank shall have Tier 1 Capital in such an amount as to equal or exceed 8 percent of the Bank’s total assets and total risk-based capital in such an amount as to equal or exceed 10 percent of the Bank’s total risk-weighted assets, and, thereafter, the Bank shall maintain Tier 1 Capital and total risk based capital ratios equal to or exceeding 8 percent and 10 percent, respectively, during the life of this ORDER.

(b)                                 The level of Tier 1 Capital and total risk-based capital to be maintained during the life of this ORDER pursuant to this paragraph shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c)                                  Any increase in Tier 1 Capital and total risk-based capital necessary to meet the requirements of this paragraph of the ORDER may be accomplished by the following:

(i)                                     Sale of common stock;

(ii)                                  Sale of noncumulative perpetual preferred stock;

(iii)                               Direct contribution of cash by the Board, shareholders, and/or     parent holding company;

(iv)                              Any other means acceptable to the Supervisory Authorities; or

(v)                                 Any combination of the above means.

(d)                                 Any increase in Tier 1 Capital necessary to meet the requirements of Paragraph 4 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.

(e)                                  For the purposes of this ORDER, the terms “Tier 1 Capital,” “total risk-based capital,”  “total assets,” and “total risk-weighted assets” shall have the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

DIVIDENDS

5.                                       While this ORDER is in effect, the Bank shall not declare or pay any cash dividends without the prior written approval of the Supervisory Authorities.

LIQUIDITY AND FUNDS MANAGEMENT

6.                                       (a)                                  Within 60 days from the effective date of this ORDER, the Bank shall review, revise as necessary, and implement a written plan addressing liquidity, contingent funding, interest rate risk, and asset liability management, which plan shall include, at a minimum, revisions to address all items of criticism enumerated on pages 3 — 4 of the Report.

(b)                                 The plan shall incorporate the guidance contained in Financial Bank Letter (FIL) 84-2008, dated August 26, 2008, entitled Liquidity Risk Management.  The plan shall provide restrictions on the use of brokered and internet deposits consistent with safe and sound banking practices.

(c)                                  The plan shall also establish a strategy to:

(i)                                     Identify, measure, and control the nature and amount of interest rate risk the Bank takes;

(ii)                                  Provide a periodic calculation of interest rate exposure at various time horizons;

(iii)                               Specify risk limits and target ratios; and

(iv)                              Define lines of responsibility and authority for managing risk.

(d)                                 A copy of the plan shall be submitted to the Supervisory Authorities upon its completion for review and comment.  Within 30 days from the receipt of any comments from the Supervisory Authorities, the Bank shall incorporate those recommended changes.  Thereafter, the Bank shall implement and follow the plan, and implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

BROKERED DEPOSITS

7.                                       (a)                                  Upon the effective date of this ORDER, and so long as this ORDER is in effect, the Bank shall not accept, renew, or rollover brokered deposits without obtaining a brokered deposit waiver approved by the FDIC pursuant to Section 29 of the Act, 12

U.S.C. § 1831f.  Within 10 days of the effective date of this ORDER, the Bank shall submit a written plan for eliminating its reliance on brokered deposits to the Supervisory Authorities for review and comment.  The plan shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid.  Within 30 days of receipt of all such comments from the Supervisory Authorities, and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the plan.  For purposes of this ORDER, brokered deposits are defined in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. §337.6(a)(2), to include any deposits funded by third-party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

(b)                                 The Bank shall provide a written progress report to the Supervisory Authorities detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank’s plan together with the progress report required by paragraph 16.

(c)                                  The Bank shall comply with the restrictions on the effective yields on deposits described in 12 C.F.R. § 337.6(b)(4).

CHARGE-OFF AND REDUCTION OF CLASSIFIED ITEMS

8.                                       (a)                                  Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of all assets or portions of assets classified “Doubtful” in the Report that have not been previously collected or charged-off unless otherwise approved in writing by the Supervisory Authorities.  Elimination or reduction of assets through proceeds of other loans made by the Bank is not considered collection for purposes of this provision.

(b)                                 Within 30 days from the effective date of the ORDER, the Bank shall establish a reserve for contingent liabilities and charge all contingent liabilities classified “Loss” in the Report to the reserve.  Thereafter, the Bank shall maintain an adequate reserve for contingent liabilities as an “other liability” on the Bank’s balance sheet.

(c)                                  The aggregate balance of assets classified “Substandard” in the Report in accordance with the following schedule.  For purposes of this paragraph, “number of days” means number of days from the effective date of this ORDER.

(i)                                   Within 180 days from the effective date of this ORDER, the Bank shall have reduced the assets classified Substandard in the Report by 20%;

(ii)                                Within 360 days from the effective date of this ORDER, the Bank shall have reduced the assets classified Substandard in the Report by 40%;

(iii)                             Within 540 days from the effective date of this ORDER, the Bank shall have reduced the assets classified Substandard in the Report by 60; and.

(iv)                            Within 720 days from the effective date of this ORDER, the Bank shall have reduced the assets classified Substandard in the Report by 75%.

(d)                                 Elimination or reduction of assets through proceeds of other loans made by the Bank to the same borrower is not considered collection for purposes of this provision.

NO ADDITIONAL CREDIT

9.                                       (a)                                  Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b)                                 Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(c)                                  Subparagraph 10(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.  Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:

(i)            Why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii)           That the Bank’s position would be improved thereby; including an explanatory statement of how the Bank’s position would be improved; and

(iii)          An appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.

LENDING AND COLLECTION POLICIES

10.           (a)           Within 90 days from the effective date of this ORDER, the Bank shall review, revise as necessary, and implement its written lending, underwriting, and collection policy to provide effective guidance and control over the Bank’s lending function, which policy shall include, at a minimum, revisions to address criticisms and recommendations enumerated on page 3 of the Report pertaining to the administration of acquisition, development and construction (“ADC”) loans as well as commercial real estate lending and specific guidelines for placing loans on a nonaccrual basis.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio.  The policy shall include provisions which require complete loan documentation, realistic repayment terms, and current credit information adequate to support the outstanding indebtedness of the borrower.  Such documentation shall include current financial information, profit and loss statements, or copies of tax returns and cash flow projections.  Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b)           Within 30 days from the effective date of this ORDER, the Board shall adopt and implement a policy limiting the use of loan interest reserves.  Such policy shall confine the use of interest reserves to properly underwritten ADC loans where development or building plans have specific timetables that commence within a reasonable time of the loan’s approval and that include realistic completion dates.  Interest reserves shall be used only for payment of interest on ADC loans for projects that are progressing according to their timetables.  Interest reserves may be supplemented only with the prior written approval of the Board or a committee thereof, so long as the approval documents a prudent reason for the supplement.

CONCENTRATIONS OF CREDIT

11.           Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed on the Concentrations pages of the Report and any other concentration deemed important by the Bank.  Concentrations should be identified by product type, geographic distribution, underlying collateral, or other asset groups which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 Capital.  A copy of this analysis shall be provided to the Supervisory Authorities and the Board agrees to develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank’s Tier 1 Capital.  The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

PLAN FOR EXPENSES AND PROFITABILITY

12.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense.  The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, control overhead, and improve and sustain earnings of the Bank.  The plan shall include a projected balance sheet and a description of the operating assumptions that form the basis for and adequately support major projected income and expense components.  Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.  The plan and budget required by Subparagraph 12(a) of this ORDER shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b)           Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget required by Subparagraph 12(a) of this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

VIOLATIONS OF LAW AND

CONTRAVENTIONS OF STATEMENTS OF POLICY

13.             Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and/or regulation and contraventions of statements of policy, which are more fully set out on pages 10 through 14 of the Report.  In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws, regulations, statements of policy, and regulatory guidance.

SPECIAL MENTION

14.           Within 60 days from the effective date of this ORDER, the Bank shall develop a plan to correct all deficiencies in the assets listed for “Special Mention”.  The Bank shall immediately submit the plan to the Supervisory Authorities for review and comment.  Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the plan.

DISCLOSURE

15.           Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Rd., Suite 200, Atlanta, Georgia 30341-5565, at least fifteen (15) days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC and Commissioner shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

16.           Within 30 days of the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

This ORDER shall become effective immediately on the date of its issuance.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC.

Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 11th day of September, 2009.

/s/ Doreen R. Eberley
Doreen R. Eberley
Acting Regional Director
Division of Supervision and Consumer Protection
Atlanta Region

Federal Deposit Insurance Corporation

The Georgia Department of Banking and Finance (“Department”), having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the Georgia Commissioner of Banking and Finance to the same degree and to the same legal effect that such ORDER would be binding if the Department had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to section 7-1-91 of the Official Code of Georgia Annotated, GA Code Ann. § 7-1-91 (1985).

Dated this 11th of September, 2009.

/s/ Robert M. Braswell
Robert M. Braswell
Commissioner
Department of Banking and Finance

State of Georgia